Exhibit 99.1

DIAMONDBACK ENERGY TO ACQUIRE MINERAL INTERESTS IN MIDLAND COUNTY - PROVIDES OPERATIONS UPDATE

Midland, TX (September 3, 2013) - Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”) today announced that it has entered into a definitive agreement with an unrelated third party seller to purchase mineral interests under approximately 15,000 gross (12,500 net) acres in Midland County for approximately $440 million, subject to certain adjustments. More than half of these minerals are operated by Diamondback. The proposed transaction is expected to close by the end of September 2013, subject to completion of due diligence and satisfaction of closing conditions. Diamondback intends to finance the acquisition with debt and cash on hand.

“I am tremendously excited about this pending minerals acquisition in Midland County as it offers a unique opportunity for Diamondback stockholders to expand their exposure to what we believe to be one of the most prolific basins in North America,” said Travis Stice, Diamondback's Chief Executive Officer. “We expect the value of owning minerals to show up in our results immediately upon completion of this acquisition. These assets should add approximately 1,500 boe/d of production at closing and the last reported free cash flow of approximately $3.5 million in June. Because these are mineral interests, there will be no additional capital expenditures or operating expenses beyond our initial acquisition costs. Netbacks per barrel of oil equivalent were approximately $76/boe in June (blended commodity price less taxes), with no capital expenditure associated with them. Given what we know about the continued pace of development of this acreage, we forecast 2014 free cash flow from these mineral interests of $70 to $80 million based on current prices. The long life of this free cash flow stream should continue to increase further in the future as additional horizontal zones, including not only the Wolfcamp “B”, but also Wolfcamp benches in the “A”, “C” and Cline along with both the middle and lower Spraberry shales, are developed. This area is among Diamondback’s most prolific and economically attractive acreage. This transaction should also increase netbacks, reduce our breakeven costs and enhance the free cash flow profile of Diamondback for our stockholders.”

OPERATIONS UPDATE

Diamondback’s first operated Andrews County horizontal well, UL III 4-1H, produced at a peak IP rate of 613 boe/d (85% oil) from a 4,051 foot lateral and has averaged 585 boe/d over the last seven days, on submersible pump. Mr. Stice added, “I am excited about the early success of our first operated Andrews County horizontal well. We believe this is the northern most test of the horizontal Wolfcamp “B” completed to date, and the success of this well is encouraging not only for this lease but is also a positive data point for our recently announced pending acquisitions in Martin and Dawson Counties. This well was drilled in the Wolfcamp “B” with a short lateral due to lease geometry and completed for just over $6 million. When normalized to a 7,500 foot lateral, which is how we compare results across the basin, our test results equate to almost 1,100 boe/d.”

Diamondback recently completed its second horizontal well in Andrews County, a 7,540 foot lateral targeting the Clearfork, and flowback operations are underway.

Pro forma production for July 2013, after giving effect to our pending acquisitions in Martin and Dawson Counties, was 8.0 Mboe/d. Near record heat has impacted electrical reliability on electric submersible pump operations and offset wells have been shut in prior to frac operations. While these events have impacted production, there are seven wells currently in the early stages of completion or flowback. These wells are expected to add significant volumes by the end of the quarter.

Wexford Capital LP served in an advisory capacity to Diamondback management during negotiations of this transaction.

In conjunction with this release, Diamondback has added supplemental slides to their website at DiamondbackEnergy.com.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback’s activities are primarily focused on the Wolfcamp, Clearfork, Spraberry, Cline, Strawn and Atoka formations

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities (including the pending acquisitions) that Diamondback assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward- looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Diamondback. Information concerning these risks and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement.
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Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com